CONTACT:
Michael Archer
Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation's Board Declares Quarterly Dividend
CAMDEN, Maine, September 24, 2019 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.30 per share. This quarterly payout results in an annualized dividend yield of 2.71% based on the September 23, 2019 closing price of the Company's common stock at $44.28 per share as reported by NASDAQ. The dividend is payable on October 31, 2019 to shareholders of record on October 15, 2019.
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.4 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 71 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. Greenwich Associates named Camden National Bank a 2018 Greenwich CX Leader in U.S. Retail Banking, a designation that recognizes top U.S. banks in customer experience. For nine years, Camden National Bank has received the "Lender at Work for Maine" Award from the Finance Authority of Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.